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                                  EXHIBIT 4.6
           Long Term Care Facility and Terminal Illness Benefit Rider
                                     LR-165
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                    AMERICAN UNITED LIFE INSURANCE COMPANY(R)

           LONG TERM CARE FACILITY AND TERMINAL ILLNESS BENEFIT RIDER


This rider is made part of the Contract to which it is attached and is effective on the Issue Date of the Contract. The benefits of this rider will cease upon termination of the Contract.

Benefit

Withdrawal Charges as defined in the Contract will be waived as further defined below.

Cost for the Rider
The charge for this rider is shown on the Policy Data Page.

1.  Hospitalization

          Benefit: The Withdrawal Charge will not apply if the Owner is confined to a Hospital and has been so confined for at least thirty consecutive days.

          Notice and Proof of Claim: Proper Notice and proof of confinement in a Hospital must be received at our Home Office within one year after confinement before we will waive Withdrawal Charges.

         Definitions

         "Confined" means confined as an inpatient.  Confinement must:
                  a) be required as a result of injury or sickness;
                  b) be recommended by a physician; and
                  c) occur while the Contract is in force.

          "Hospital" means a facility which is state licensed and operated as a hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); is supervised by a staff of physicians; and has medical, diagnostic and major surgical facilities or has access to such facilities on a pre-arranged basis.

          "Inpatient" means a person who is confined in a Hospital as a resident patient for whom a charge of at least one day's room and board is assessed by the Hospital.

          "Injury" means accidental bodily injury which occurs while the Contract is in force.

          "Sickness" means illness or disease which first manifests itself while the Contract is in force.

          "Physician"  means  a  duly  licensed   physician.   The  recommending
          physician may not

LR-165                                                                     12-98
                     AMERICAN UNITED LIFE INSURANCE COMPANY(R)

          include the Owner or the Owner's spouse, or the child, parent, brother or sister of either the Owner or the Owner's spouse.

2.  Nursing Home Confinement

         Benefit

          The Withdrawal Charge will not apply if the Owner is confined to a Long Term Care Facility and has been so confined for at least ninety consecutive days.

         Notice and Proof of Claim

          Proper Notice and proof of confinement in a Long Term Care Facility must be received at our Home Office within one year after confinement before we will waive Withdrawal Charges.

         Definitions

         "Confined" means confined as an inpatient.  Confinement must:
                  a) be required as a result of injury or sickness;
                  b) be recommended by a physician; and
                  c) occur while the Contract is in force.

          "Long Term Care Facility" means a state licensed Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a Hospital; a facility that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center; or a facility that primarily provides domiciliary, residency, or retirement care; or a facility owned or operated by a member of the Owner's immediate family.

          "Inpatient" means a person who is confined in a Long Term Care Facility as a resident patient for whom a charge of at least one day's room and board is assessed by the Long Term Care Facility.

          "Injury" means accidental bodily injury which occurs while the Contract is in force.

          "Sickness" means illness or disease which first manifests itself while the Contract is in force.

          "Physician" means a duly licensed physician. The recommending physician may not include the Owner or the Owner's spouse, or the child, parent, brother or sister of either the Owner or the Owner's spouse. . "Skilled Nursing Facility" means a facility which: is operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hour per day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

LR-165                                                                     12-98

                     AMERICAN UNITED LIFE INSURANCE COMPANY(R)

          Neither "registered graduate professional nurse" nor "licensed practical nurse" includes the Owner or the Owner's spouse, or the child, parent, brother or sister of either the Owner or the Owner's spouse.

3.  Terminal Illness
         Benefit

          The Withdrawal Charge will not apply if the Owner is diagnosed with a Terminal Illness while the Contract is in force.

         Notice and Proof of Claim

          Proper Notice and proof of Terminal Illness must be completed by you and your Physician and received at our Home Office during your lifetime. We may request additional medical information. We may also, at our expense, have you examined by a Physician of our choice before Withdrawal Charges are waived.

         Definitions

          "Terminal Illness" means an incurable medical condition that, despite appropriate medical care, is reasonably expected to result in the death of the Owner within 12 months from the date of the physician's diagnosis.

          "Physician" means a duly licensed physician. The physician may not include the Owner or the Owner's spouse, or the child, parent, brother or sister of either the Owner or the Owner's spouse.



                                                 [GRAPHIC OMITTED]

                                      American United Life Insurance Company(R)




                                                     Secretary


LR-165                                                                     12-98